Exhibit 10.2

Perkins Coie LLP 700 Thirteenth Street, N.W. Suite 800 Washington, DC 20005-3960	T. +1.202.654.6200 F. +1.202.654.6211 perkinscoie.com

VIA EMAIL June 18, 2025	Barak Cohen BCohen@perkinscoie.com D. +1.202.654.6337

Lawrence D. Garcia

C/o Alan C. Sklar, Esq.

410 South Rampart Boulevard, Suite 350

Las Vegas, Nevada 89145

asklar@sklar-law.com

Re:	AmeriGuard Security Services, Inc. (Nevada) Formal Cease & Desist Demand

Dear Mr. Garcia (“You”):

I represent AmeriGuard Security Services, Inc. (Nevada) (“AGSS”), and at the request of its Audit Committee, I hereby formally demand that you cease and desist your unauthorized activities purportedly taken in the name of AGSS.

Specifically, you must immediately cease and desist your efforts to thwart the Audit Committee’s legitimate efforts to investigate potential financial improprieties and failure to disclose material facts to the Board. This includes, without limitation, investigations regarding (i) payments to a third-party, the Tesla Foundation,1 and (ii) information regarding your arrest on December 16, 2024 and resulting criminal proceeding with Docket No. M25904395 in Fresno County Superior Court.2 On June 16, 2025, you threatened to issue an 8-K about Douglas Anderson’s legitimate role as CEO of AGSS. In no uncertain terms, cease and desist from preparing and issuing such an 8-K.

As you well know, the Audit Committee removed Mr. Garcia as CEO on June 12, 2025.3 Under the Bylaws, the Board has the right, with or without cause, to remove any officer of the company. Bylaws § 4.4. The Audit Committee has the authority to act on behalf of the Board in the management of the business and the affairs of AGSS. See Bylaws § 3.10.

Your efforts to add new directors to the Board and continue to act as CEO, despite your removal as an officer, are inappropriate, unauthorized, invalid, and unlawful. The size of the Board was set at three individuals as of June 14, 2023.4 You lack any authority to expand the number of directors beyond three individuals. See Bylaws § 3.1 (specifying that the Board may fix the number of directors). Accordingly, your attempt to add Wilhelm Cashen and Terry Slatic to the Board lacks merit and is without effect.

[1]	Attachment A is a letter dated June 2, 2025 from two independent directors to Mr. Goosen regarding payments to the Tesla Foundation.
[2]	Attachment B is a letter from the Audit Committee dated June 5, 2025 from the Audit Committee to Mr. Garcia explaining that your failure to disclose your arrest and criminal proceedings against you may violate your duty of candor and disclosure to the Board.
[3]	Attachment C is a copy of the written consent of the Audit Committee dated June 12, 2025.
[4]	Attachment D is a copy of the written consent of the AGSS Board dated June 14, 2023.

Cease & Desist:
Lawrence Garcia
June 18, 2025

Likewise, you lack authority to hire attorneys on behalf of the company. You further lack authority to have the company pay for attorneys regarding any dispute with the Board and its Audit Committee.

Nor do you have authority to direct the making of money transfers on behalf of AGSS, including without limitation, money transactions with (i) the “Tesla Foundation” or (ii) AmeriGuard Security Systems, Inc., an entity 100% owned by Mr. Garcia. Further, you lack authority to directly or indirectly issue any public filings, such as a 10-K, 8-K, 10-Q, S-1, or Amended Officer Lists.

Your actions are in breach of your fiduciary duties to AGSS and constitute violations of law. Among other things, AGSS reserves its rights to seek legal action against you for this breach of fiduciary duty, conversion, fraud, and other violations of federal or state law. AGSS reserves the right to seek injunctive relief against you without further notice pursuant to Nevada Rule of Civil Procedure 65.

As reviewed in more detail in the Appendix, you must preserve documents regarding this matter. We demand that you preserve all information, correspondence, and internal communications relating to this matter in anticipation of pending litigation

You must stop using your prior position as CEO and status as majority shareholder to frustrate the Audit Committee’s efforts to investigate your potentially unlawful acts.

We look forward to resolving this matter efficiently and without resorting to litigation, but are prepared to assert the company’s rights forcefully and without reservation. Your prompt attention to this matter is appreciated.

Sincerely,

/s/ Barak Cohen
Barak Cohen

Cease & Desist:
Lawrence Garcia
June 18, 2025

Appendix:

FORMAL DOCUMENT PRESERVATION DEMAND

You have obligations to preserve documents and electronically stored information (“ESI”) related to purported and unauthorized corporate actions including, but are not limited to, the purported installation of new directors, submission of unauthorized corporate filings, and the use of company resources (the “Dispute”).

You are in possession, custody, or control of relevant documents to the Dispute and must preserve them.

The term “Documents” and ESI includes but is not limited to writing or printed matter of any kind, including the originals and all copies, identical or non-identical, whether different from the originals by reason of any notation made on such copies or otherwise, including, without limitation: records, communications, correspondence, memoranda, notes, rolodexes, address books, diaries, statistics, emails, text messages, instant messages, letters, telegrams, minutes, contracts, reports, studies, checks, statements, receipts, returns, summaries, pamphlets, books, prospectuses, inter-office or intra-office communications, telephone message slips, offers, notations of conversations, bulletins, drawings, plans, computer printouts, computer input or output, teletypes, telefaxes, invoices, worksheets, ledger books, books of account, and all drafts, alterations, modifications, changes, and amendments of any of the foregoing.

The terms “document,” “documents,” and ESI also includes all graphic or oral records or representations of any kind, including without limitation, photographs, charts, graphs, microfilm, video tape, audio recordings, motion pictures, and electronic, mechanical, or electrical records, or recordation of any kind, including, without limitation, tapes, cassettes, discs, and recordings.

The terms “document,” “documents,” and ESI also includes all drafts, work papers, and written notes, notebooks, memoranda, diaries, calendars, tapes, books, records, reports, papers, tabulations, charts, graphic representations, facsimiles, correspondence, emails, instant messages, account statements, agreements, exception reports, management reports, supervisory reports, written policies and procedures, and other materials (including drafts of the foregoing) that may exist in hard copy, are electronically or magnetically stored or are otherwise accessible through a computer or information retrieval system, including, among other things, emails (and attachments), text files, computer tapes or disks, instant messages, word processing files, spreadsheets, databases, whether stored on a hard drive, mobile phone, personal storage device, or in a network folder relating to any of the topics described above.

Documents must be preserved even if they are physically located at a residence, at a business, or elsewhere, such as in a personal email account, a business email account, or on a home computer, cell phone, or any other portable media (such as CDs and DVDs).

Cease & Desist:
Lawrence Garcia
June 18, 2025

Normal record retention policies that might provide for disposal of such documents or files (including automatic deletion of emails after certain time intervals) should be immediately suspended. Both hard copies of documents and ESI, i.e., emails, text files, text messages, computer tapes, DVDs or disks, and audio tapes, must be kept until further notice.

With this communication, we write to inform you and your agents of your affirmative obligations to preserve and not destroy, delete, or otherwise discard documents and potentially discoverable ESI relating to this litigation and its allegations. Relevant information includes, but is not limited to, all documents and communications, emails, text messages, drafts, social media messages, video, photographs, or other records—whether on personal devices or devices used for business purposes—related to:

•	Documents and communications with the Board regarding the Dispute;

•	Documents and communications between Lawrence D. Garcia, Mike Goossen, Wilheim Cashen, and Terry Slatic regarding the Dispute;

•	Documents and communications regarding filings and submissions—inclusive of any drafts—to the Nevada Secretary of State, U.S. Securities and Exchange Commission, or other government entities regarding the actions comprising the Dispute;

•	Documents and communications regarding Mr. Garcia’s removal as CEO of AGSS; and

•	Documents and communications regarding Mr. Garcia’s attempts to spend AGSS resources to retain or pay for attorneys in defending himself in the Dispute.

Failure to comply with your document preservation obligations may result in court-ordered sanctions or other penalties.

You should immediately take any necessary steps to prevent the loss or destruction of such materials. If you have any doubt as to whether a document is covered by this notice, you should resolve that doubt in favor of preservation.

If you require clarification about your document preservation obligations, I may be reached at BCohen@perkinscoie.com or by phone at 202-654-6337.

Attachment A

June 2, 2025

AmeriGuard Security Services, Inc.
ATTN: Mr. Mike Goossen
5470 West Spruce Avenue
Suite #102
Fresno, CA 93722-2155

Re: AmeriGuard Security Services, Inc. (AGSS) Board of Directors Resolutions and Directives

Mr. Goossen,

It has come to our attention at the Board of Directors meeting that payments were made to Tesla Foundation between February 2025 and May 2025. The Board of Directors Compensation Committee have identified that these payments (identified by the CFO) were a series of payments that took the nature of consulting payments. The CEO, Mr. Garcia stated that they were consulting payments and mentioned that Mr. Wil Cashen of Tesla Foundation was his “friend” with some level of experience. In December 2023, the Board of Directors Compensation Committee resolved that service providers of this nature must be approved by the Board of Directors Compensation Committee only after conducting independent due diligence by the CFO/Compliance Officer (Mr. Bovell) and approved by Board of Directors Compensation Committee.

As this service provider has not be approved by the Board of Directors Compensation Committee or CFO/Compliance Officer no payments are to be made to the Tesla Foundation or Mr. Wil Cashen. Information on Tesla Foundation and its key person, Mr. Wil Cashen, need to be provided to the members of the Board of Directors Compensation Committee after CFO/Compliance Officer has reviewed and conducted due diligence on Tesla. For clarity, no further payments are to be made. The Compensation Committee subsequently requested a list of the payments with dates and amounts made to Tesla Foundation from the CFO/Compliance Officer who complied with this directive. It appears that at least $30,000 was paid to the Tesla Foundation or Mr. Wil Cashen. Given previous resolutions, we now are directing that no further payments be made to Tesla Foundation, its affiliates, subsidiaries, employees, associates, or Wil Cashen as he was never approved by the CFO/Compliance or the Compensation Committee. Any further agreements, list of payments from May 30, 2025, and payment dates need to be forwarded to the CFO/Compliance Officer immediately. No information should be shared with Wil Cashen of the Tesla Foundation and he is unauthorized to represent or advise AGSS, its subsidiary or affiliates in any consulting form or fashion to include financial, conducting a Reg A offering, strategic advisory unless fully vetted by the CFO/Compliance Officer and approved by the Board of Directors Compensation Committee.

AmeriGuard Security Services, Inc.
AGSS Board of Directors Compensation & Audit Committee Meeting Minutes
June 2, 2025

CFO Control of AGSS Bank Accounts

The CFO/Compliance Officer reminded the Board of Directors of the January 11, 2024, discussion on “the need for proper accounting, controlling, and forecasting” and stated that he did not have full access and control of the accounts at Michigan Bank. Mr. Garcia stated that he told you on two occasions to provide all access to Mr. Bovell and that on both occasions, you had stated that you “had done so.” The CFO/Compliance Officer (Mr. Bovell) mentioned that he still does not have full access and control of the Michigan accounts. As members of the Audit Committee we are directing that this be rectified immediately and that on May 29, 2025, the Board of Directors Audit Committee of AmeriGuard Security Services, Inc. resolved that in accordance with strengthening financial controls, all bank accounts for both AmeriGuard Security Services, Inc. and its subsidiaries to include TransportUS, Inc. be consolidated at JPMorgan Chase Bank strictly by the CFO who will establish all limits and authorizations. Please send a list of all bank accounts you were involved in opening for AGSS, its California subsidiary, TransportUS, Inc. Additionally, please let the CFO/Compliance Officer know if you control AmeriGuard Security Systems accounts. All other bank accounts are to be closed immediately and as soon as possible but no later than June 13, 2025.

Related Party Transactions Mentioned in 10K

In light of questions asked during the Board of Directors meeting on May 30, 2025 regarding the “Related Party Transaction” it is now resolved that the Board of Directors of AmeriGuard Security Services, Inc. (“AGSS”) will require the CFO to get the note, security agreement and any other associated agreements to include any contract entered into between TransportUS, Inc. and AmeriGuard Security Systems, Inc. between January 2019 and May 2022 with the related party receivable in Note 3 of the 2024 10K. Please provide this to the CFO/Compliance Officer immediately. Going forward all related party transactions with AmeriGuard Security Systems, Inc. must be reviewed and approved by the CFO/Compliance Officer and the Independent Board of Directors of AGSS.

Legal Services and Outstanding Legal Bills

Members of the Compensation & Audit Committee of the Board of Directors of AGSS asked about the litigation and claims section (Note 14) of the 10K and legal expenses of the corporation and its subsidiaries. It has come to the attention of the Board of Directors that there are outstanding invoices (expenses) in excess of ~$200,000 even though the legal matters are minimal. Pursuant to the Board of Directors Compensation Committee directives, no further legal engagements will be initiated without approval of the Compensation Committee after review and written approval of the CEO and the CFO/Compliance Officer after consultation with the Compensation Committee. This review should include confirmation that payments will not be made to or on behalf of AmeriGuard Security Systems, Inc. Please provide the CFO/Compliance with a list of all Law Firms or Attorneys being paid by AGSS, TransportUS, Inc., or AmeriGuard’s California subsidiary. This list should include 1.) Matter associated with the engagement, 2.) All Parties to include the Petitioner, Plaintiff, or adverse party to AGSS or its subsidiary, 3.) How much is owed, 4.) How much has been paid to date, 5.) Law Firm Representing AGSS or subsidiary of AGSS, 6.) Name and Email of the Attorney at the Law Firm that is advising any individual or the corporation, and 7.) List any matters involving an individual in which AGSS or a subsidiary of AGSS is paying. Please provide this information within 24 hours.

AmeriGuard Security Services, Inc.
AGSS Board of Directors Compensation & Audit Committee Meeting Minutes
June 2, 2025

AGSS Financing Agreements and Your Prohibitions

The Board of Directors Audit Committee of AmeriGuard Security Services, Inc. (“AGSS”) unanimously approved to execute an agreement with Legalist Receivables Financing on January 31, 2025, which require that Notice of Assignments to include the Veterans Administration be executed immediately and all steps should be taken to uphold the agreement as this is critical to ongoing financing for the corporation.

In light of the ongoing investigative review by the CFO/Compliance Officer and in accordance with strengthening financial controls, you are no longer to operate as Controller. You will assume the title of Senior Financial Accountant prohibited from representing the corporation, soliciting investors, sharing investment materials, presentations to any outside investor, third party investor, or investment bank, given revelations outlined in the Board of Directors meeting. Additionally, you prohibited from entering into contracts hiring any employee, consultant, or third party associated with AGSS or any subsidiary. For clarity, your activities are to be limited to bookkeeping, providing accurate calculations for billing clients (to include Social Security & the Veterans Administration), accounting, financial statement preparation and assisting the CFO/Compliance Officer in reporting as well as providing all requested disclosures upholding your duty of candor. In light of this letter, your cooperation is required. All steps shall be taken by the CEO and CFO/Compliance Officer to ensure compliance with all aspects of this letter.

/s/ Douglas C. Anderson
Douglas C. Anderson
Independent Director
Member of the Audit & Compensation Committees

/s/ Russel L. Honoré
Russel L. Honoré
Independent Director
Member of the Audit & Compensation Committees

Cc:	Mr. Lawrence Garcia, CEO
Mr. Jason Bovell, CFO/Compliance

Attachment B

June 5, 2025

AmeriGuard Security Services, Inc.
ATTN: Mr. Lawrence Garcia, CEO
5470 West Spruce Avenue
Suite #102
Fresno, CA 93722-2155

Re: AmeriGuard Security Services, Inc. (AGSS) Board of Directors Item of Concern

Mr. Garcia,

It has come to the attention of the Board of Directors today that your name appears on a judicial Docket in Fresno, CA Case Number: M25904395 in a Criminal Court with Misdemeanor charges. The date of the alleged offense was December 16, 2024. As Independent Members of the Board of Directors and Members of the Audit Committee we must be notified formally by you regarding this incident.

This incident could be deemed a material event and must be immediately investigated by the Audit Committee of the Board of Directors of AGSS. As a Board Director and CEO of a Public Company, you have an absolute duty of candor and full disclosure of any potential material events that may affect the corporation. Your failure to immediately disclose this information to the board may violate basic rules set forth by the authorities. Furthermore, beyond the omission, after this incident, our board minutes show that on May 8, 2025, and May 30, 2025, you confirmed that “there were no material events or actions that could affect the corporation.”

As the Independent Members of the Board of Directors AGSS, we intend to do our duty which is to investigate and determine whether this incident is material. Incidents of this nature may also have implications on our D&O insurance and your duty to inform. As such, we would ask you to provide us with the following information so we can determine the corporation’s reporting requirements as it relates to insurance coverage and reporting requirements as a public company:

1.	Please send a copy of the case information to include the court in Fresno, CA.

2.	Please send a description of the alleged offenses, date of offense, statute violated, and level of the alleged offense.

3.	If there was an arrest, the date of the arrest, copy of the complaint, or incident report.

4.	Please send a copy of any citation, letter from any state or federal agency involved in the alleged offense.

5.	Please send the name of any attorney representing you personally.

6.	Please send a copy of the most recent insurance policies to include D&O insurance for AGSS.

AmeriGuard Security Services, Inc.
AGSS Board of Directors Compensation & Audit Committee Item of Concern
June 6, 2025

We request your cooperation during this time period as we investigate the aforementioned items requested. Please understand, we value your contributions and work for the corporation. Considering the circumstances, it is our judgement that these steps must be taken. We request your immediate response within 24 hours.

/s/ Douglas C. Anderson
Douglas C. Anderson
Independent Director
Member of the Audit & Compensation Committees

/s/ Russel L. Honoré
Russel L. Honoré
Independent Director
Member of the Audit & Compensation Committees

Cc:	Mr. Jason Bovell, CFO/Compliance Officer

Attachment C

WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS AUDIT COMMITTEE
OF
AMERIGUARD SECURITY SERVICES, INC.

Pursuant to Nevada Revised Statutes (“NRS”) Section 78.315, the undersigned, being a majority of the members of the current board of directors and the Audit Committee (the “Board”) of AMERIGUARD SECURITY SERVICES, INC., a Nevada corporation (the “Corporation”), consent to the adoption of the following resolutions in lieu of holding an organizational meeting;

WHEREAS, Section 3.8 “Actions of the Board by Written Consent” of the Amended and Restated By-Laws of the Corporation in the form attached as Exhibit A (the “Bylaws”), provides: “Unless otherwise provided in the Articles of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof maybe taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.”

WHEREAS, the Board desires to evidence the election or appointment of all the current officers in accordance with the Corporation’s Bylaws.

NOW, THEREFORE, LET IT BE:

RESOLVED, that the Bylaws submitted to the Board are ratified, reaffirmed, and approved as the Bylaws of the Corporation, and the Corporation’s Secretary is instructed to place the same or a copy thereof in the Corporation’s minute book.

RESOLVED, that the Corporation’s Secretary maintain a copy of the Bylaws and all amendments thereto, certified by the Corporation’s Secretary, at the Corporation’s principal office or with the Corporation’s custodian of records, available for inspection by the Corporation’s stockholders.

RESOLVED, that members of the Corporation’s Audit Committee and majority of the Board of Directors remove Lawrence Garcia as President and CEO effective immediately.

RESOLVED, that the following persons are elected to the offices set forth opposite their respective names to serve as such at the pleasure of the Board of Directors, each to hold such offices until their respective successor is duly elected and qualified or until their earlier resignation or removal:

Douglas Anderson, Interim President & CEO

Jason Bovell, Secretary

Jason Bovell, Treasurer and CFO

RESOLVED, that the Corporation’s officers are authorized to do all things and take all action necessary and helpful to carry out the above resolutions; and all acts of the officers and any persons acting for the Corporation which are consistent with the above resolutions are ratified, approved, and adopted as the acts of the Corporation. This Unanimous Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one instrument.

The undersigned direct that an executed copy of this Unanimous Written Consent, including multiple counterparts, may be filed with the minutes of the proceedings of the Board. Dated to be effective on June 12, 2025.

/s/ Douglas C. Anderson
Douglas C. Anderson, Director

/s/ Russel L. Honore
Russel L. Honore, Director

Attachment D

WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS
OF
AMERIGUARD SECURITY SERVICES, INC.

Pursuant to Nevada Revised Statutes (“NRS”) Section 78.315, the undersigned, members of the board of directors (the “Board”) of AMERIGUARD SECURITY SERVICES, INC., a Nevada corporation (the “Corporation”), consent to the adoption of the following resolutions in after holding an organizational meeting.

WHEREAS, Section 3.8 “Actions of the Board by Written Consent” of the Amended and Restated By-Laws of the Corporation in the form attached as Exhibit A (the “Bylaws”), provides: “Unless otherwise provided in the Articles of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof maybe taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.”

WHEREAS, the Board desires to evidence the election or appointment of all the current officers in accordance with the Corporation’s Bylaws and to fix the Board of Directors size to three (3) directors until the corporation uplists to the Nasdaq or NYSE.

NOW, THEREFORE, LET IT BE:

RESOLVED, that the Corporation’s Audit Committee consists of:

Douglas C. Anderson and Russel Honore.

Are authorized to do all things and take all action necessary and helpful to carry out actions for the Corporation and accordance with the Audit Committee Charter attached Exhibit B (the “Audit Committee Charter”). This Unanimous Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one instrument.

RESOLVED, that the Corporation’s Compensation Committee consists of:

Douglas C. Anderson and Russel Honore.

Are authorized to do all things and take all action necessary and helpful to carry out actions for the Corporation and accordance with the Compensation Committee Charter attached Exhibit C (the “Compensation Committee Charter”). This Unanimous Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one instrument.

Adopted by the Board of Directors on June 14, 2023.

/s/ Douglas C. Anderson
Douglas C Anderson

/s/ Lawrence D. Garcia
Lawrence D. Garcia

/s/ Russel L. Honoré
Russel L. Honoré

EXHIBIT A

[ByLaws]

EXHIBIT B

[Audit Committee Charter]

EXHIBIT C

[Compensation Committee Charter]